EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief Financial Officer
and Treasurer
(919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ACQUIRES GEORGIA AND TENNESSEE AGGREGATE OPERATIONS
RALEIGH, North Carolina (April 14, 2008) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced the acquisition of six quarry locations in Georgia and Tennessee from Vulcan Materials Company. Subject to normal closing adjustments related to working capital, the cash and asset exchange transaction was completed as part of the Department of Justice’s Consent Order requiring Vulcan to divest of certain facilities following its acquisition of Florida Rock Industries, Inc.
Of the six locations acquired by Martin Marietta Materials, the five Georgia sites comprise three active and one greenfield granite operation located near Atlanta in Paulding, Fayette, Fulton, and Butts Counties, respectively, as well as a limestone operation in Floyd County near Rome. The sixth location is a limestone operation in Chattanooga, Tennessee. As part of the transaction Martin Marietta Materials also acquired a land parcel previously leased from Vulcan at Martin Marietta Materials’ Three Rivers Quarry near Paducah, Kentucky. For the 12 months ended December 31, 2007, the newly acquired Martin Marietta Materials locations shipped nearly 4.5 million tons of aggregates. Aggregate reserves exceed 300 million tons. In addition to a $192 million cash payment, Martin Marietta Materials divested to Vulcan its only California quarry located in Oroville, an idle facility north of San Antonio, Texas, and land in Henderson, North Carolina, formerly leased to Vulcan.
These newly acquired facilities significantly expand the presence of Martin Marietta Materials in high-growth areas of Georgia and Tennessee, particularly south and west of Atlanta. These quarries will be integrated into Martin Marietta Materials’ Southeast Group. As a result of this transaction, Martin Marietta Materials aggregates production in Georgia and Tennessee will increase by nearly 30% annually.
Ward Nye, President and COO of Martin Marietta Materials, noted: “These multiple acquisitions represent a rare and valuable opportunity in the greater Atlanta metropolitan and Chattanooga markets. These are areas we know well and in which our organization has experienced and successful personnel with a history of delivering solid results. We also look forward to working with our new employees in the realization of the many opportunities this transaction brings.”
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemical and dolomitic lime. For more information about Martin Marietta Materials, refer to our Web site at www.martinmarietta.com.
Investors are cautioned that all statements in this Press Release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.